EXHIBIT 5.2

October 31, 2014

RE:	REGISTRATION STATEMENT ON FORM F-10 RELATING TO
US$750,000,000 DEBT SECURITIES (THE “DEBT SECURITIES”)

We have acted as Canadian counsel to Methanex Corporation (the “Corporation”) in connection with the above-referenced registration statement (the “Registration Statement”), filed with the Securities and Exchange Commission for the registration of the Corporation’s Debt Securities.

In connection with that registration, we consent to the reference to our firm under the heading “Legal Matters” and the reference to our advice under the heading “Description of Debt Securities - Enforceability of Judgments” in the Registration Statement and the related prospectus filed with the British Columbia Securities Commission.

Yours truly,

/s/ McCarthy Tétrault LLP

McCarthy Tétrault LLP